Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 of our report dated March 29, 2013, relating to the financial statements of Committed Capital Acquisition Corporation for the years ended December 31, 2012 and 2011. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey

November 6, 2013